Exhibit 16.2

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

Ladies and Gentlemen:

We have read the disclosure (the “Disclosure”) under the heading “Ernst & Young LLP” within the section titled “Changes in Accountants” of the Form S-4 of Goodman Networks Incorporated (“Goodman” or the “Company”) for the registration of $225,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes Due 2018 to be filed with the Securities and Exchange Commission on or about February 14, 2013, and are in agreement with the statements contained in the first, second, third, fourth, ninth, and tenth paragraphs of the Disclosure. In addition, we agree with the following included in the Disclosure: 1) the statements in the first through fourth sentences of the fifth paragraph; 2) the statement in the first sentence of the sixth paragraph that the results of the Investigation (as defined in the fifth paragraph) were communicated to us on January 17, 2012; 3) the statement in the last sentence of the sixth paragraph; and 4) the first sentence of the seventh paragraph.

As indicated in the fifth paragraph of the Disclosure, we suspended the performance of audit services effective December 12, 2011 until the Company had taken certain actions, including those related to the Investigation. Subsequently, we did not perform any audit procedures with respect to Goodman Networks Incorporated and, therefore, we have no basis to agree or disagree with the Company’s other statements in the fifth, sixth and seventh paragraphs, or any of the statements in the eighth paragraph, of the Disclosure.

/s/ Ernst & Young LLP

February 14, 2013

Dallas, Texas